EXHIBIT 23.2


                    CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
US Airways, Inc.:


We consent to the incorporation by reference in the registration statement nos. 33-35509, 33-50231-01, 333-64425 and 333-79825 on Form S-3 of US
Airways, Inc. of our report dated March 10, 2000 relating to the consolidated balance sheets of US Airways, Inc. and subsidiary ("US Airways") as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholder's equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1999 which appear in the December 31, 1999 Annual Report on Form 10-K of
US Airways Group, Inc. and US Airways.



                                                                  KPMG LLP


McLean, VA
March 15, 2000